Exhibit 99.(b)(1)

EXECUTION COPY

July 27, 2010

Mountain Acquisition Corp.

c/o Vestar Capital Partners V, L.P.

245 Park Avenue, 41st Floor

New York, New York 10167

Re:          Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement (this “Equity Commitment Letter”) sets forth the commitment of VESTAR CAPITAL PARTNERS V, L.P. (the “Sponsor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, certain equity and/or debt securities of MOUNTAIN ACQUISITION CORP., a Delaware corporation (“Parent”).  It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Parent, MOUNTAIN MERGER SUB CORP., a Delaware corporation (“Merger Sub”), and HEALTH GRADES, INC. (the “Company”), Merger Sub has agreed to (i) commence a tender offer for all of the outstanding shares of Company Common Stock and (ii) if the Offer is completed on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.             Commitment.  This Equity Commitment Letter confirms the commitment of Sponsor, subject to the terms and conditions set forth herein, that, at the Acceptance Time, it shall purchase (or cause an assignee permitted by the terms of Section 4(a) to purchase) equity and/or debt securities of Parent and/or a wholly-owned Subsidiary of Parent for an aggregate amount in cash of US$294,000,586 (the “Commitment”), solely for the purpose of allowing Parent to contribute the Commitment to Merger Sub, of which (i) an amount up to the product of the Offer Price multiplied by the number of shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer as provided in Section 2.1 of the Merger Agreement will be contributed at the Acceptance Time to fund the payment for such shares, (ii) an amount up to the product of the Offer Price multiplied by the number of shares of Company Common Stock validly tendered and not properly withdrawn pursuant to any subsequent offering period in accordance with Section 2.1(f) of the Merger Agreement will be contributed at the time Merger Sub accepts for payment the shares tendered during such subsequent offering period to fund the payment for such shares, and (iii) the remainder of the Commitment will be contributed at the Effective Time to fund the acquisition of shares of Company Common Stock in connection with the Merger and in connection with the payments required pursuant to Section 4.5 of the Merger Agreement, and, in each case, the payment of related fees and expenses; provided, that under no circumstance shall Sponsor be obligated to fund, in the aggregate, an amount in excess of the Commitment.  Sponsor may effect the purchase of such equity and/or debt securities of Parent and/or a wholly-owned Subsidiary of Parent directly or indirectly through one or more affiliated entities.  The amount of the Commitment to be funded under this Equity Commitment

Letter may be reduced in an amount specified by Parent but only to the extent that it will thereafter be possible for Parent to consummate the transactions contemplated by the Merger Agreement with Sponsor contributing less than the full amount of its Commitment.

2.             Conditions.  The Commitment shall be subject to (a) with respect to the obligations to accept for payment and pay for any validly tendered and not properly withdrawn shares of Company Common Stock (i) the execution and delivery of the Merger Agreement by the Company, (ii) none of the conditions to Parent’s and Merger Sub’s obligations to consummate the Offer set forth in Annex A of the Merger Agreement shall have occurred and be continuing, or waiver by Parent (with the prior written approval of Sponsor) of any and all such conditions that have occurred and are continuing, and (iii) the contemporaneous acceptance for payment by Merger Sub of the shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer in accordance with the terms of the Merger Agreement, and (b) with respect to the shares of Company Common Stock to be paid for at the time of the Merger, subject to the satisfaction or waiver by Parent (with the prior written approval of Sponsor) of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Section 8.1 of the Merger Agreement.

3.             Termination.  Sponsor’s obligation to fund the Commitment will terminate automatically and immediately upon the earliest to occur of:  (a) the Effective Time (subject to Sponsor having fully funded the Commitment as required pursuant to Section 1 hereto); (b) termination of the Merger Agreement in accordance with its terms; and (c) the funding of the Commitment. Upon termination of this Equity Commitment Letter, Sponsor shall not have any further obligations or liabilities hereunder.

4.             Assignment; Amendments and Waivers; Entire Agreement.

(a)           The rights and obligations under this Equity Commitment Letter may not be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, (i) Sponsor may assign all or a portion of its obligations to fund the Commitment to one or more of its affiliated investment funds that is advised by the investment manager of Sponsor or any Affiliate thereof and (ii) Parent may assign all or a portion of its obligations hereunder at the direction of Sponsor to a parent entity that owns, directly or indirectly, all or substantially all of the equity interests of Parent; provided that, in each case, no such assignment shall relieve the assigning party of its obligations hereunder.

(b)           This Equity Commitment Letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto.

(c)           This Equity Commitment Letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

5.             No Third Party Beneficiaries. Except to the extent as expressly set forth in Section 6(b) herein, this Equity Commitment Letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this Equity Commitment Letter shall be construed to confer upon or give to any Person (including the Company), other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, any provision of this Equity Commitment Letter.

6.             Limited Recourse; Enforcement.

(a)           Notwithstanding anything that may be expressed or implied in this Equity Commitment Letter or any document or instrument delivered contemporaneously herewith, Parent, by its acceptance of the benefits of the Commitment provided herein, covenants, agrees and acknowledges that no Person (other than Sponsor and its respective permitted assigns hereunder) shall have any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that Sponsor or any of its respective permitted assigns may be a partnership or limited liability company, it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives of any party hereto, or any of their successors or assigns, or any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives or successors or assignees of any of the foregoing (but not including Sponsor or its respective permitted assigns hereunder, each, a “Related Party” and collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of Sponsor or any of its successors or permitted assigns under this Equity Commitment Letter or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b)           This Equity Commitment Letter may only be enforced by Parent at the direction of Sponsor in its sole discretion or, solely to the extent expressly set forth in the following proviso, the Company; and none of Parent’s creditors shall have any right to enforce this Equity Commitment Letter or to cause Parent to enforce this Equity Commitment Letter; provided, however, that, subject to the terms and conditions of the Merger Agreement, the Company is hereby made a third party beneficiary of the rights granted to Parent hereby only for the purpose of specifically enforcing Parent’s right to cause the Commitment to be funded hereunder (solely to the extent that Parent can enforce the Commitment pursuant to the terms hereof) without any requirement that such enforcement be at the direction of Sponsor, and for no other purpose (including, without limitation, any claim for monetary damages hereunder).  Except as expressly set forth in the preceding proviso, no obligation contained in, arising from or relating to this Equity Commitment Letter will be enforceable by way of specific performance.

7.             Governing Law; Jurisdiction.  This Equity Commitment Letter, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Equity Commitment Letter or the negotiation, execution or performance hereof shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.  Any Action against, arising out of or relating to this Equity Commitment Letter or the transactions contemplated hereby, including any Action against any Related Party, shall be brought solely and exclusively in the Court of Chancery of the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought solely and exclusively in the federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Court of Chancery of the State of Delaware and the federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought in the United States District Court for the Southern District of New York.  Each of the parties agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Each party hereby irrevocably submits to the exclusive jurisdiction of such courts, in accordance with the foregoing order of priority, in respect of any Action arising out of or relating to this Equity Commitment Letter or the transactions contemplated hereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Equity Commitment Letter or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 7.  Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Nothing in this Equity Commitment Letter will affect the right of any party to serve process in any other manner permitted by applicable Law.

8.             Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS EQUITY COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS EQUITY COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY RELATED PARTY UNDER THIS EQUITY COMMITMENT LETTER.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS EQUITY COMMITMENT LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9.             Counterparts. This Equity Commitment Letter may be executed by facsimile and in counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Very truly yours,

VESTAR CAPITAL PARTNERS V, L.P.

By:	/s/ Brian P. Schwartz
Name: Brian P. Schwartz
Title: Managing Director & Chief Financial Officer

[Signature Page to the Equity Commitment Letter]

Accepted and acknowledged:

MOUNTAIN ACQUISITION CORP.

By:	/s/ Norman W. Alpert
	Name:	Norman W. Alpert
	Title:	President

[Signature Page to the Equity Commitment Letter]